UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SOLOWIN HOLDINGS

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 1910-1912A, Tower 3, China Hong Kong City

33 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong

(852)3428-3893

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Ordinary Shares, par value US$0.0001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: _______

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Form 8-A/A is being filed to update the description of the ordinary shares of SOLOWIN HOLDINGS, a Cayman Islands company (the “Company”), which were previously registered as the “Ordinary Shares, par value US$0.0001 per share” (the “Ordinary Shares”) under the Securities Exchange Act of 1934 pursuant to the Company’s Form 8-A filed on August 9, 2023.

On December 17, 2024, the Company held an extraordinary general meeting of members, at which the shareholders approved, as a special resolution, the re-designation and re-classification of the Company’s shares (the “Re-Designation of Share Capital”) and the adoption of the Second Amended and Restated Memorandum and Articles of Association of the Company (the “New M&As”). Pursuant to the Re-Designation of Share Capital, the currently issued 16,172,300 Ordinary Shares were re-designated and re-classified into (i) 8,132,300 Class A ordinary shares, par value US$0.0001 each, with one vote per share (the “Class A Ordinary Shares”), and (ii) 8,040,000 Class B ordinary shares, par value US$0.0001 each, with 10 votes per share (the “Class B Ordinary Shares”), on a one-for-one basis.

Following the Re-Designation of Share Capital, each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to ten votes on all matters subject to vote at general meetings of the Company, along with such other rights, preferences, and privileges as set forth in the New M&As.

On December 18, 2024, the Company filed the New M&As with the Registrar of Companies of the Cayman Islands.

Item 1. Description of Registrant’s Securities to be Registered.

The following is a summary of changes to the material terms of the Company’s Class A Ordinary Shares. This summary is not exhaustive. For more detailed information, please refer to the New M&As, a copy of which was furnished as Exhibit 99.1 to the Report on Form 6-K on December 18, 2024 and is incorporated by reference into this Form 8-A/A.

The share capital of the Company is US$100,000 divided into 1,000,000,000 shares with a nominal or par value of US$0.0001 each, comprising of (a) 950,000,000 Class A Ordinary Shares with a nominal or par value of US$0.0001 each and (b) 50,000,000 Class B Ordinary Shares with a nominal or par value of US$0.0001 each.

The Class A Ordinary Shares and the Class B Ordinary Shares carry equal rights and rank pari passu with one another other, except as outlined below:

(a)	Conversion

(i)	a holder of Class B Ordinary Shares has the conversion right in respect of each Class B Ordinary Share while a holder of Class A Ordinary Shares has no rights to convert Class A Ordinary Shares into Class B Ordinary Shares under any circumstances; and

(ii)	each Class B Ordinary Share may be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Ordinary Share on a one for one basis.

(b)	Voting Rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to receive notice of, attend, speak, and vote at general meetings of the Company. At all times (except during separate general meetings of the holders of a specific class or series of shares as provided in the New M&As), Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted for shareholder consent. Each Class A Ordinary Share is entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share is entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company.

(c)	Transfer

Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares validly transferred to the new holder will be automatically and immediately converted into an equal number of Class A Ordinary Shares. A sale, transfer, assignment, or disposition becomes effective upon the Company’s registration of such sale, transfer, assignment, or disposition in the Company’s Register. The creation of any pledge, charge, encumbrance, or other third-party right of any description on Class B Ordinary Shares to secure a holder’s contractual or legal obligations is not deemed a sale, transfer, assignment, or disposition unless and until such pledge, charge, encumbrance, or third-party right is enforced and results in the third party holding legal title to the related Class B Ordinary Shares.

In such a case, all related Class B Ordinary Shares will automatically convert into the same number of Class A Ordinary Shares upon the Company’s registration of the third party or its designee as the holder of the corresponding Class A Ordinary Shares in the Register.

(d)	Dividends

Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as the Board of Directors of the Company may from time to time declare; on a pari passu basis.

(e)	Winding up or Dissolution

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, the Class A Ordinary Shares and the Class B Ordinary Shares are entitled to the surplus assets of the Company; and on a pari passu basis.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 99.1 to the Company's Form 6-K furnished to the U.S. Securities and Exchange Commission on December 18, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOLOWIN HOLDINGS

By:	/s/ Shing Tak Tam
	Name:	Shing Tak Tam
	Title:	Chief Executive Officer

Date: December 20, 2024

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